Exhibit 16.1

December 6, 2013

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the disclosures made by Stonegate Mortgage Corporation in response to Item 304 of Regulation S-K, which we understand will be filed with the Securities and Exchange Commission as part of Stonegate Mortgage Corporation’s registration statement on Form S-1. We agree with the statements concerning our Firm in such disclosures.

Very truly yours,

Richey, May & Co., LLP

RICHEY, MAY & CO., LLP ■ CERTIFIED PUBLIC ACCOUNTANTS AND MANAGEMENT CONSULTANTS

9605 S. KINGSTON CT. ■ SUITE 200 ■ ENGLEWOOD, COLORADO 80112 ■ 303/721-6131 ■ FAX: 303/721-6232